Exhibit 99.1

RegeneRx Biopharmaceuticals Inc. 15245 Shady Grove Road, Suite 470 Rockville, Maryland 20850	PHONE 301.208.9191 FAX 301.208.9194 WEB www.regenerx.com

RegeneRx Joint Venture Reports Positive Results from ARISE-3 Clinical Trial Using RGN-259 to Treat Dry Eye Syndrome

Pooled Data from Three Phase 3 Clinical Trials in ~1500 Patients Shows Statistically Significant Improvements of Signs and Symptoms of DES

ROCKVILLE, Md. (May 14, 2021) – RegeneRx Biopharmaceuticals, Inc. (OTCQB: RGRX) (“RegeneRx”), a clinical-stage drug development company focused on tissue protection, repair and regeneration has posted a press release from its U.S. joint venture, ReGenTree LLC, on its website pursuant to the completed data analysis of its Phase 3 clinical trial (ARISE-3) with RGN-259 for the treatment of dry eye syndrome, as well as the results of pooling patient data from all three Phase 3 dry eye trials (ARISE-1, ARISE-2 and ARISE-3 comprising approximately 1,500 patients. The press release can be accessed by clicking on the following link: http://www.regenerx.com/image/ReGenTree_PR+%28MAY2021%29+FIN.pdf or navigating to RegeneRx’s home page at www.RegeneRx.com.

“We are very pleased and encouraged that the completed analysis demonstrated a number of favorable efficacy parameters in ARISE-3 and, most importantly, numerous significant sign and symptom improvements with RGN-259 when pooling the patient data from all three phase 3 clinical trials. RGN-259 also confirmed its consistent safety and tolerance profile. We are working with an outside regulatory team to develop a regulatory package for a pre-BLA meeting with the FDA targeted for this summer,” stated J.J. Finkelstein, RegeneRx’s president and chief executive.

About RegeneRx Biopharmaceuticals, Inc.

RegeneRx is focused on the development of novel therapeutic peptides, including Thymosin beta 4 (Tβ4) and its constituent fragments, for tissue and organ protection, repair, and regeneration. RegeneRx currently has three drug candidates in clinical development for ophthalmic, cardiac/neuro and dermal indications, four active strategic licensing agreements in the U.S., China, and Pan Asia (Korea, Japan, and Australia, among others), and the EU, and has patents and patent applications covering its products in many countries throughout the world.

About ReGenTree, LLC

ReGenTree is a U.S. joint venture company owned by GtreeBNT Co., Ltd, and RegeneRx Biopharmaceuticals, Inc., specifically to develop RGN-259 in both the U.S. and Canada for ophthalmic indications. ReGenTree licensed the rights to RGN-259 from RegeneRx in 2015. Thus far, ReGenTree has sponsored three Phase 3 studies in the U.S. for dry eye, which are ARISE-1 (Phase 2b/3), ARISE-2 (Phase 3), and the recently completed ARISE-3 (Phase 3) for dry eye. In addition to dry eye, the Company completed a Phase 3 study (SEER-1) for neurotrophic keratopathy (NK), an orphan indication in ophthalmology. Its primary endpoint, “the ratio of corneal wound healed patients after four weeks' administration” showed a strong efficacy trend in only 18 patients (p = 0.0656 and p = 0.0400, Fisher’s exact test and Chi square test, respectively) with a similar safety profile as demonstrated in our dry eye trials. For additional information about ReGenTree, please visit www.regentreellc.com.

Forward Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Forward-looking statements in this press release include, but are not limited to, information on phase 3 trial results, pooled data from several phase 3 trials, competitive products, statements from us, or our U.S. joint venture partner, GtreeBNT, Ora, Inc. and its biostatistics affiliates, or derived from independent market research reports regarding strategic and research partnerships, status of clinical trials, reclassification of our drug candidates from drugs to biologics, timing of regulatory applications and approvals, the development and value of our drug candidates, and the use of our drug candidates to treat various conditions. All forward-looking statements are expectations and estimates based upon information obtained and/or calculated by the Company or its joint venture partner and its affiliates at this time and are subject to change. Moreover, there is no guarantee any clinical trial will be successful or confirm previous clinical results. Please view these and other risks described in the Company's filings with the Securities and Exchange Commission ("SEC"), including those identified in the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2020, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this shareholder letter represent the Company's views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

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For RegeneRx:

Lori Herman

301.208.9191

las@regenerx.com

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